CONFIRMING STATEMENT

 This statement confirms that Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon

Q. Reynolds, Jr., William J.G. Griffith IV,Technology Crossover

Management V, L.L.C., TCV V, L.P. and TCV Member Fund, L.P. ("Filers"), have authorized and designated Robert C. Bensky,Carla S. Newell, Patrick D. Reilly and Frederic D.

Fenton to execute and file on the Filers' behalf all Forms 3, 4 and 5 (including any amendments thereto) that the Filers may be required to file with the U.S. Securities and Exchange Commissionas a result of the Filers' ownership of or transactions in securities of Motricity, Inc.  The authority of Robert C. Bensky, Carla S. Newell, Patrick D. Reilly

and Frederic D. Fenton under this statement shall continue until the Filers are no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of Motricity, INc., unless revoked in writing.  The Filers acknowledge that

Robert C. Bensky, Carla S. Newell, Patrick D. Reilly and Frederic D. Fenton are not

assuming any of the Filers' responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

Date:  June ___, 2010

                                s/  Jay C. Hoag

         Jay C. Hoag

    s/  Richard H. Kimball

         Richard H. Kimball

    s/  John L. Drew

         John L. Drew

    s/  Jon Q. Reynolds, Jr.

         Jon Q. Reynolds, Jr.

                                s/  William J. G. Griffith IV

         William J.G. Griffith IV

    s/  Technology Crossover Management V, L.L.C.

         Technology Crossover Management V, L.L.C.

    s/  TCV V, L.P.

         TCV V, L.P.

    s/  TCV Member Fund, L.P.

         TCV Member Fund, L.P.